EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q2007 AND FY2007 RESULTS

Bowel Cleansers, XIFAXAN® and Other Product Revenue Increases 34% Over

2006

Q4 and Full Year 2007 Financial Results Impacted by $34.6 Million Non-Cash

Charge Related to Introduction of Generic Balsalazide Products

Balsalazide Tablet, Granulated Mesalamine and Metoclopramide-ZYDIS®

Progressing Toward 2008 Approvals

Rifaximin Phase 2b Study Results Demonstrate Statistically Significant

Improvement in Diarrhea-Associated Irritable Bowel Syndrome

Pepcid® OS and Metoclopramide-ZYDIS Acquired

Bowel Cleansers Achieve 25% Market Share

RALEIGH, NC, March 3, 2008—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the fourth quarter and year ended December 31, 2007.

Including the effects of the December 28, 2007 approval of three generic balsalazide products, total product revenue was $39.1 million for the fourth quarter of 2007 and $232.9 million for the full year 2007, compared to $62.6 and $208.5 million for the same periods in 2006. The Company reported a net loss of $19.0 million, or $0.40 per share, fully diluted, for the fourth quarter of 2007 compared to fourth quarter 2006 net income of $13.9 million and EPS of $0.29, fully diluted. For the full year 2007 the Company reported net income of $8.2 million, or $0.17 per share, fully diluted, compared to net income of $31.5 million, or $0.65 per share, fully diluted, for the full year 2006. The introduction of generic competitors to Salix’s COLAZAL® required a $34.6 million non-cash charge to be taken during the fourth quarter of 2007. This charge reflects an estimate of potential returns and in-house inventory write-offs due to an anticipated decrease of future prescription demand. Full year and fourth quarter revenue also includes $2.2 million from sales of our authorized generic version of COLAZAL by our authorized generic distributor, Watson Pharmaceuticals, Inc.

Total product revenue, excluding the non-cash charge and authorized generic revenue described above, was $71.5 million for the fourth quarter of 2007, a year-over-year increase of 14% compared to $62.6 million for the fourth quarter of 2006. Total product revenue, excluding these items, was $265.3 million for 2007, a year-over-year increase of 27% compared to $208.5 million for 2006. Net income for the full year 2007, excluding these items, was $43.0 million, or $0.88 per share, fully diluted, for the full year. This level of performance is in line with Company 2007 guidance of approximately $262 million product revenue and $0.88 earnings per share.

Total product revenue and earnings per share and gross margin excluding the effects of the launch of generic balsalazide are non-GAAP measures and should not be considered superior to, or a substitute for, the related GAAP measure of total product revenue, earnings per share and gross margin. However, we believe that in this instance, these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability since there were not comparable events in 2006. A reconciliation of these non-GAAP measures to the related GAAP measures is included in the financial tables following this press release.

Cash, cash equivalents and investments were $111.3 million as of December 31, 2007, compared to $76.5 million as of December 31, 2006.

XIFAXAN® revenue for the fourth quarter of 2007 was $17.0 million, compared to $18.7 million for the fourth quarter of 2006. XIFAXAN revenue for the fourth quarter of 2006 reflects the impact of a 5% price increase and the related product buy-in that occurred during the period. XIFAXAN revenue for 2007 was $64.3 million, a 25% increase compared to 2006. MOVIPREP®, OSMOPREP® and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $13.1 million for the fourth quarter of 2007, compared to $11.5 million for the fourth quarter of 2006. Our bowel cleansing product line contributed $47.7 million in product revenue for 2007 compared to $45.5 million for 2006. Our “other products” category generated revenue of $8.9 million and $28.5 million for the fourth quarter and full year 2007, respectively, compared to $2.0 million and $7.9 million for the corresponding periods of 2006. The year-over-year increases in “other products” revenue for the fourth quarter and full year 2007 primarily reflect the contribution of PEPCID® OS, which we acquired in February 2007.

Total cost of products sold was $16.9 million for the fourth quarter and $55.0 million for 2007. Gross margin on total product revenue was 56.7% for the fourth quarter of 2007 and 76.4% for the full year 2007. Excluding the impact of generic balsalazide gross margin was 70.1% for the fourth quarter of 2007 and 80.0% for the full year 2007. Gross margin was 80.4% for the fourth quarter of 2006 and 80.1% for the full year 2006.

Research and development expenses were $15.1 million for the fourth quarter of 2007, compared to $15.8 million for the prior year period. Research and development expenses were $71.9 million for 2007, compared to $47.9 million for 2006. Selling, general and administrative expenses were $22.4 million for the fourth quarter of 2007 and $86.5 million for 2007, compared to $19.1 million and $82.6 million, respectively, for the corresponding periods of 2006. The increase in 2007 selling, general and administrative expenses was primarily related to pre-launch activities for balsalazide tablet and granulated mesalamine and a small, one-time write-off associated with COLAZAL samples.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “During 2007 the Company succeeded in supporting its current operations, acquiring new products, funding the development of rifaximin, balsalazide tablets and granulated mesalamine and, at the same time, growing its cash reserves by $34.8 million. Combined product revenue from our bowel cleansing products, XIFAXAN and our “other products” achieved year-over-year growth of 34% for 2007. We anticipate these products will continue to generate increasing revenue and will serve as the core of our business as the Company continues its strategy to expand its revenue base primarily by means of the development of new indications for rifaximin and product acquisition. We believe, based on current projections, that our revenue generation capability, combined with our cash reserve, should be sufficient for the Company to execute its business plan and return to profitability without the need to raise additional funds.

“The current annualized run rates for XIFAXAN, our bowel cleansing products and “other products” are approximately $71 million, $61 million and $28 million, respectively. We believe total Company product revenue for 2008 will be approximately $180 million. During 2008 the Company intends to focus its research and development investment – approximately $88 million for 2008 – on projects with the greatest commercial potential, namely the Phase 3 rifaximin trials in non-constipation predominate irritable bowel syndrome, or non C IBS, and hepatic encephalopathy, or HE, and other priority projects. The Company is planning to invest approximately $105 million in selling, general and administrative activities during 2008, in anticipation of the launch of one product and pre-launch of two products during the year, as well as costs related to protecting our COLAZAL business. As a result of the decision to continue to invest in promising development projects and prepare for the launch of new products, the Company anticipates generating a loss of approximately $1.12 per share, fully diluted, for the year ending December 31, 2008. Based on current information and projections, in 2009 the Company expects to approach profitability and to be cash flow positive. In 2010 the Company expects to return to the level of revenue and EPS the Company was projected to generate in 2007, absent the genericization of COLAZAL. In 2011 and beyond, assuming the approval of rifaximin for IBS and hepatic encephalopathy, addressing a combined market of approximately $2.8 billion, the Company anticipates generating significant growth in revenue and EPS.”

“Salix continued to grow and expand its business during 2007,” commented Carolyn Logan, President and Chief Executive Officer. “Highlights for 2007 were the submission of

New Drug Applications for balsalazide tablet and granulated mesalamine, the successful completion and outcome of our Phase 2b trial of rifaximin in the treatment of diarrhea-associated irritable bowel syndrome and the acquisitions of PEPCID OS® and metoclopramide-ZYDIS®. These successes were tempered by the unexpected, year-end approval of three generic balsalazide products by the Office of Generic Drugs. The Company responded decisively and rapidly to this challenge. One consequence of this development was the mutual agreement by Salix and Eisai Inc. to terminate the co-promotion agreement relating to balsalazide which the companies entered into in September 2007. We continue to be focused on executing our long-term strategy to build our revenue by expanding the indications for our current products and securing additional products, and then leveraging our industry-leading sales force to sell these patent-protected products to our targeted universe of high-prescribing physicians.

“We achieved an unprecedented level of success during the year in our product development efforts. In June 2007 we submitted a New Drug Application seeking approval to market an 1100 mg tablet formulation of balsalazide disodium. We believe balsalazide tablets, if approved, should provide added convenience with twice-a-day dosing and fewer pills per day providing a therapy that will better serve the needs of gastroenterologists and their patients. In December we submitted a New Drug Application seeking approval to market granulated mesalamine. We believe this once-a-day, delayed and extended release formulation, if approved, should provide reliable and effective delivery of mesalamine, or 5-ASA, beginning in the small bowel and continuing throughout the colon. Wilmington Pharmaceuticals, which licensed metoclopramide-ZYDIS to us, is moving forward in seeking FDA approval to market this fast-dissolving formulation. At this time, Wilmington is targeting a fourth quarter 2008 approval. We believe that our specialized sales force is positioned to effectively commercialize this patient-friendly formulation of this widely-prescribed agent.

“We expect the product development success we achieved during 2007 should be followed by commercial success during 2008, as we anticipate receiving responses from the Food and Drug Administration during 2008 regarding balsalazide tablet, metoclopramide-ZYDIS and granulated mesalamine. At this time we are planning for a May 2008 approval and July 2008 launch for balsalazide tablet and for fourth quarter 2008 approvals and early 2009 launches for metoclopramide-ZYDIS and granulated mesalamine. Based on these anticipated actions, balsalazide should contribute to second half of 2008 revenue and granulated mesalamine and metoclopramide-ZYDIS should contribute to 2009 revenue beginning early in the year.

“Our development activities will be focused primarily on rifaximin during 2008. In September 2007 we announced the successful completion and outcome of our 680-patient multicenter Phase 2b trial to assess the efficacy and safety of rifaximin in the treatment of patients with diarrhea-associated irritable bowel syndrome. This 14-day course of rifaximin, dosed 550 mg twice-a-day, provided statistically significant improvement in both adequate relief of diarrhea-associated IBS symptoms as well as adequate relief of IBS-related bloating, compared to placebo. Lead investigators from this study conducted in the United States have submitted several abstracts discussing results of the trial for presentation at Digestive Disease Week 2008 which will be held May 17-22. We met with the FDA in December 2007 to discuss the trial results and next steps in the pursuit of marketing approval. Currently we anticipate initiating patient enrollment in two large Phase 3 trials by the end of June 2008. Based on the results of the Phase 2b trial and subsequent discussions with the FDA, the Phase 3 trials will evaluate a broader patient population that only excludes the subset of IBS patients with constipation-predominant IBS. We anticipate, based on current timelines, completing these trials and submitting a New Drug Application in mid-2010. The decision to accelerate the review cycle will be made by the FDA at the time of submission.

“Last week we completed patient enrollment in the Phase III trial of rifaximin to assess the efficacy and safety of rifaximin, dosed 550 mg twice-a-day, in the prevention of recurrence of hepatic encephalopathy in patients with liver disease. Patients in this trial are dosed for six months; therefore patient dosing should be completed during the third quarter of this year. Provided the results of the trial support a submission, we anticipate submitting the NDA late in the fourth quarter of 2008 or early in the first quarter of 2009. The application has the potential for a six-month review based upon the current unmet medical need in treating this serious medical condition.

“We are very pleased with the performance of our bowel cleansing products, OSMOPREP and MOVIPREP. These two proprietary products have been gaining market share in the growing bowel cleansing market since their launch in 2006. The prescription bowel cleansing market experienced 18% prescription growth for 2007 compared to 2006. OSMOPREP, MOVIPREP and VISICOL prescriptions grew 68%—increasing from approximately 202,000 prescriptions in

4Q06 to approximately 340,000 prescriptions in 4Q07. Our bowel cleansing franchise exited 2007 with a 25% share of the prescription bowel cleansing market.

“XIFAXAN also demonstrated strong growth during 2007 as prescriptions grew 37% during the year. The Company and independent investigators continue to evaluate the potential of this broad-spectrum, minimally-absorbed antibiotic in a range of disease states. To date approximately 400 publications are available, and rifaximin was the topic of 22 abstracts at Digestive Disease Week and American College of Gastroenterology in 2007. As stated earlier, the Company is focusing its development activities and financial investment on the IBS and HE trials. Presently we are assessing the current status of enrollment in the C. difficile-associated diarrhea, or CDAD, trial. At this time, the study remains open and patient enrollment continues. However, during 2008, we will continue to redirect funds previously allocated to patient recruitment in the CDAD trial to fund other initiatives. In January 2006 we announced the results of our first of two Phase 3 trials to evaluate rifaximin in the prevention of travelers’ diarrhea, or TD, in travelers to Mexico. The results of the trial were highly statistically significant (p<0.0001) with 84% of rifaximin-treated travelers remaining free from TD versus 50% of placebo-treated travelers. As previously disclosed, in our second Phase 3 trial to evaluate rifaximin in the prevention of TD in travelers to Thailand, the incidence rate at which international travelers to southern Thailand acquired bacterial diarrhea was lower than the historical incidence rate. Consequently, due to the low incidence of travelers’ diarrhea, the study was unable to determine the utility of rifaximin in this particular study population. The Company has a strong database of information from other travelers’ diarrhea prophylaxis trials, and we intend to meet with the FDA to discuss these data and potential next steps.

“The Company is vigorously pursuing its goal to become the leading specialty pharmaceutical company in gastroenterology. The chart below outlines the major development milestones currently anticipated over the next several years.

DEVELOPMENT MILESTONES

(Projected Timelines)

Compound	Data Release	NDA Submission	FDA Response
Balsalazide tablet	DDW2008	Completed	May 16, 2008

Granulated mesalamine	ACG2008	Completed	4Q08

Metoclopramide-ZYDIS		Completed	4Q08

Rifaximin HE	At filing	4Q08/1Q09	3Q09

Rifaximin NC-IBS	At filing	Mid-2010	Mid-2011

Vapreotide acetate		TBD	TBD

“These development activities have been and will continue to be complemented by our ongoing business development activities as the Company purses opportunities to in-license additional, late-stage and marketed products. In February 2007 the Company purchased the U.S. prescription pharmaceutical product rights to PEPCID Oral Suspension and DIURIL® Oral Suspension from Merck & Co. As expected, PEPCID sales are generating immediate revenue while requiring minimal promotional expense. In September 2007 Salix acquired the exclusive, worldwide right to metoclopramide-ZYDIS. We believe the availability of metoclopramide-ZYDIS, if approved, should serve to increase patient compliance and, in some instances, provide an economical alternative to emergency room visits and/or intravenous infusion by patients suffering from nausea and gastric distress.”

The Company will host a conference call at 5:00 p.m. ET on Monday, March 3, 2008 to discuss the contents of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (877) 723-9519 (U.S. and Canada) or (719) 325-4813 (international.) A replay of the call will be available beginning at 8:00 p.m. ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 4138300.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them in the United States through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OSMOPREP Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OSMOPREP Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP administration. Vomiting occurred less frequently.

Salix also markets PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Balsalazide tablet, encapsulated mesalamine granules, vapreotide acetate, metoclopramide-Zydis® and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

ANUSOL® is a trademark of Johnson & Johnson

AZASAN® is a trademark of AaiPharma Inc. and AaiPharma LLC

MOVIPREP® is a trademark of Norgine B.V.

PEPCID® and DIURIL® are trademarks of Merck & Co., Inc.

XIFAXAN® is a trademark of Alfa Wassermann Hungary LLC

ZYDIS® is a trademark of Catalent Pharma Solutions

Table follows

###

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$39,062	$62,619	$232,880	$208,533
Revenue from collaborative agreements	400	—	2,912	—

Total revenues	39,462	62,619	235,792	208,533
Costs and Expenses:
Cost of products sold	16,895	12,249	55,024	41,443
Fees and costs related to license agreements	200	200	1,850	1,296
Amortization of product rights and intangible assets	2,272	1,356	8,627	4,907
Research and development	15,142	15,808	71,947	47,917
Selling, general and administrative	22,390	19,147	86,492	82,636

Total costs and expenses	56,899	48,760	223,940	178,199
Income from operations	(17,437)	13,859	11,852	30,334
Interest and other income, net	681	743	3,326	2,552
Income tax expense	2,273	717	6,953	1,376

Net income	$(19,029)	$13,885	$8,225	$31,510

Net income per share, basic	$(0.40)	$0.30	$0.17	$0.68

Net income per share, diluted	$(0.40)	$0.29	$0.17	$0.65

Weighted average shares outstanding, basic	47,605	46,942	47,329	46,634

Weighted average shares outstanding, diluted	47,605	48,607	48,678	48,369

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of generic balsalazide charges that we incurred in 2007. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability since there were not comparable events in 2006. However, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Twelve Months Ended
	December 31, 2007	Non-GAAP Generic Adjustments	December 31, 2007 - Non-GAAP as adjusted	December 31, 2007	Non-GAAP Generic Adjustments	December 31, 2007 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:
Net product revenues	$39,062	$32,446	$71,508	$232,880	$32,446	$265,326
Revenue from collaborative agreements	400	—	400	2,912	—	2,912

Total revenues	39,462	32,446	71,908	235,792	32,446	268,238
Costs and Expenses:
Cost of products sold	16,895	(1,925)	14,970	55,024	(1,925)	53,099
Fees and costs related to license agreements	200	—	200	1,850	—	1,850
Amortization of product rights and intangible assets	2,272	—	2,272	8,627	—	8,627
Research and development	15,142	—	15,142	71,947	—	71,947
Selling, general and administrative	22,390	(368)	22,022	86,492	(368)	86,124

Total costs and expenses	56,899	(2,293)	54,606	223,940	(2,293)	221,647
Income from operations	(17,437)	34,739	17,302	11,852	34,739	46,591
Interest and other income, net	681	—	681	3,326	—	3,326
Income tax expense	2,273	—	2,273	6,953	—	6,953

Non-GAAP Net income, as adjusted	$(19,029)	$34,739	$15,710	$8,225	$34,739	$42,964

Non-GAAP Net income per share, basic	$(0.40)	$0.73	$0.33	$0.17	$0.73	$0.91

Non-GAAP Net income per share, diluted	$(0.40)	$0.71	$0.32	$0.17	$0.71	$0.88

* Weighted average shares outstanding, basic	47,605	47,605	47,605	47,329	47,329	47,329

* Weighted average shares outstanding, diluted	47,605	48,729	48,729	48,678	48,678	48,678

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and investments	$111,272	$76,465
Accounts receivable, net	52,208	61,730
Inventory, net	17,676	25,123
Other assets	216,310	159,805

Total Assets	$397,466	$323,123

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$104,896	$45,572

Total liabilities	104,896	45,572
Common stock	47	47
Additional paid-in-capital	397,261	390,467
Accumulated deficit	(104,738)	(112,963)

Total stockholders’ equity	292,570	277,551

Total Liabilities and Stockholders’ Equity	$397,466	$323,123